                                                                       EXHIBIT 2


                           CERTAIN PORTIONS HAVE BEEN OMITTED BASED ON A REQUEST

                   FOR CONFIDENTIAL TREATMENT; OMITTED PORTIONS FILED SEPARATELY

                  WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION")





                               MARKETING AGREEMENT

                                     BETWEEN

             AMERICAN EXPRESS TRAVEL RELATED SERVICES COMPANY, INC.,

                               ADMINISTAFF, INC.,

                           ADMINISTAFF COMPANIES, INC.

                                       AND

                           ADMINISTAFF OF TEXAS, INC.

                                      DATED

                                 MARCH 10, 1998

                                INDEX OF EXHIBITS


EXHIBIT                                                             PAGE
-------                                                             ----
A        Client Service Agreement....................................25

B        Quality Standards...........................................26

C        Description of Services.....................................28

D        AMEX Audit Rights...........................................30

E        AMEX Data Access Document...................................31

F        Confidentiality/Data Security...............................34

G        Customer Data and Data-Related Rights.......................36

H        Security....................................................37

I        Confidentiality Agreement...................................39

J        Non-Disclosure..............................................40

K        Insurance...................................................42

                               MARKETING AGREEMENT

This Marketing Agreement (this "Agreement") is entered into this 10th day of March 1998, by ADMINISTAFF, INC., a Delaware corporation, ADMINISTAFF COMPANIES, INC., a Delaware corporation, ADMINISTAFF OF TEXAS, INC., a Texas corporation and AMERICAN EXPRESS TRAVEL RELATED SERVICES COMPANY, INC., a New York corporation.

                                    RECITALS:

A. This Agreement is entered into in connection with the Securities Purchase Agreement between AMEX and ASF DE dated January 27, 1998.

B. ASF is engaged in the business of providing professional employer services.

C.       ASF and AMEX wish to cooperate in the marketing of the Services.

D. AMEX intends to utilize its resources, including access to AMEX Customers, to generate AMEX Leads and/or Appointments.

E. ASF and AMEX intend to contact the AMEX Leads, in order to generate Appointments.

F. ASF and AMEX intend to solicit AMEX Leads to subscribe to the Services and become AMEX Clients.

G.       AMEX and ASF intend to market and promote Embedded Products.

H. ASF desires to utilize its resources and current and future client base to provide ASF Referrals for services furnished by AMEX's business units including AEFA and TBS.

I. The Parties wish to set forth in this Agreement the terms and conditions under which they will undertake the marketing activities described above.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, the Parties hereto agree as follows:

1.       DEFINITIONS:

         AEFA: American Express Financial Advisors.

         Agents: ASF or its officers, directors, employees, contractors or agents.

         Agreement: this Marketing Agreement.

         AMEX: AMERICAN EXPRESS TRAVEL RELATED SERVICES COMPANY, INC., a New York corporation.

         AMEX Client: means any AMEX Customer that is a party to an AMEX PEO CSA and is not a party to an ASF PEO CSA.

         AMEX Customer: means any Business Entity that utilizes an AMEX product or service (e.g., an American Express Corporate Card).

         AMEX Indemnitee: AMEX, its parent, subsidiaries, affiliates, successors and assignees, and their respective directors, officers, agents and employees.

         AMEX Lead: means: (a) any AMEX PEO Prospect that expresses to AMEX an interest in the AMEX Product either in person, in writing, via telephone or via the Internet (including, without limitation, accessing any Web Site used by AMEX to describe, or solicit interest in, PEO services); (b) any AMEX PEO Prospect that contacts ASF and indicates to ASF that (1) such AMEX PEO Prospect is interested in purchasing, or obtaining additional information regarding, the AMEX Product or (2) such AMEX PEO Prospect is responding to an AMEX Product solicitation; or (c) any Business Entity attending or participating in a joint marketing activity as contemplated in Section 5(b).

         AMEX Marketed PEO Prospect: means any AMEX PEO Prospect that: (a) AMEX has specifically targeted regarding the Services or the AMEX Product and with which AMEX has communicated by mail, telemarketing, interactive media, direct sales force, seminars or otherwise; or (b) has been referred by an AMEX business unit to ASF as being interested in the AMEX Product; provided however, the status of AMEX Marketed PEO Prospect shall cease when six months have lapsed from the later of the Contact Date or the referral date.

         AMEX PEO Prospect: means any AMEX Customer that is not a party to either an ASF PEO CSA or an AMEX PEO CSA.

         AMEX PEO CSA: means the agreement by which an AMEX Client engages ASF to provide the AMEX Product to such AMEX Client.

         ***

         Appointment: means the meeting of an AMEX Lead with an ASF salesperson to discuss the Services.

         *** Confidential Treatment Requested; Omitted portions filed separately with the Commission.

         ASF:  ASF DE, ASF COMP and ASF TX.

         ASF Client: means any ASF Customer that is a party to an ASF PEO CSA and is not a party to an AMEX PEO CSA.

         ASF COMP: ADMINISTAFF COMPANIES, INC., a Delaware corporation.

         ASF Customer: any Business Entity that engages ASF to provide PEO services to such Business Entity in accordance with the terms of a current and enforceable ASF PEO CSA.

         ASF DE: ADMINISTAFF, INC., a Delaware corporation.

         ASF Derivative Proprietary Work: proprietary interests in technology, products or services that AMEX and ASF jointly develop that is an improvement, enhancement, extension or derivative of ASF's preexisting proprietary rights. The ASF Derivative Proprietary Work consists solely of the improvement, enhancement, extension or derivative and will not include the preexisting or underlying work.

         ASF Indemnitee: ASF, its parent, subsidiaries, affiliates, successors and assignees, and their respective directors, officers, agents and employees.

         ASF PEO CSA: the agreement by which ASF provides PEO services to ASF Customers.

         ASF TX: ADMINISTAFF OF TEXAS, INC., a Texas corporation.

         ASF Referral: referral to AMEX for AEFA and TBS Services from past, current and future customers of ASF.

         Business Entity: any corporation, subchapter S corporation, partnership, joint venture, trust, association, limited liability company, sole proprietorship or un-incorporated organization engaged in a commercial enterprise.

         Business Records: business and financial records maintained by ASF that detail the completeness and accuracy of the commissions paid to AMEX and revenue related to embedded AMEX Products.

         Change of Control: the occurrence of any of the following: (a) the acquisition by a non-Affiliated Person (who is a Competitor of AMEX) of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of 20% of the Outstanding Common Stock of ASF DE; or (b) the acquisition by a non-Affiliated Person of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of 30% of the Outstanding Common Stock of ASF DE, if AMEX reasonably believes that the quality of the Services or the quality of the AMEX Product will decrease due to the acquisition.

         Claim: any loss, damage, cost, expense, liability, and settlement, including without limitation, any reasonable attorney fees and court costs.

         Client: includes AMEX Clients and ASF Clients.

         Commission Report: A report which includes: (a) total number of AMEX Clients; (b) AMEX Clients' names; (c) AMEX Clients' dates of enrollment; (d) total number of worksite employees for each AMEX Client; and (e) the related commissions due to AMEX.

         Commissionable Client: Any AMEX Lead or AMEX Marketed PEO Prospect that enters into an AMEX PEO CSA or ASF PEO CSA.

         Competitor: any charge, credit or debit card business, financial services business (not including insurers, accounting firms or 401(K) Plan providers) or any travel services business.

         Contact Date: date of specific solicitation of the AMEX Product or Services, including mail, telemarketing, direct or indirect sales force, seminar and interactive e-mail.

         CPR: the Center for Public Resources.

         CSA: Client Service Agreement, as attached in Exhibit A.

         Dedicated Staff: ASF sales personnel who: (a) are full-time salaried employees of ASF; (b) have completed at least 30 days of sales training in professional employer services; (c) and have at least 60 days continuous sales experience of professional employer services with ASF; and (d) only sell professional employer services.

         Effective Date: March 10, 1998.

         Embedded Products: certain AMEX products and services that are offered to ASF clients and prospects in a seamless integrated manner embedded in ASF's offering of Services.

         Expiration Date: March 10, 2005 (including any renewal period as provided).

         Fifteen Month Period: first 15 months from the date of this Agreement.

         Joint Work: any proprietary interests in technology, products or services that is jointly developed by AMEX and ASF and is not an ASF Derivative Proprietary Work. If the

         Joint Work consists of an improvement, enhancement, extension or derivative of AMEX's preexisting proprietary rights, the Joint Work shall consist solely of the improvement, enhancement, extension or derivative and will not include the preexisting or underlying work.

         Notice: all notices, consents, requests, instructions, approvals, and other communications made, required or permitted.

         Paid Worksite Employee: An employee with a unique Social Security number or taxpayer identification number paid by ASF during a calendar month.

         Parties: AMEX and ASF.

         PEO: Professional Employer Organization.

         Purchase Agreement: Securities Purchase Agreement between AMEX and ASF dated January 27, 1998.

         Reenrolled Client: any of the Clients that cancel the Services and have reenrolled in the Services.

         Required Embedding: AEFA and TBS services as specified by AMEX.

         Services: the business of providing professional employer services, as more particularly described on Exhibit C.

         TBS: Tax and Business Services.

         Ten Year Term: a ten year period from the date an AMEX Lead becomes a Client.


2.       PROMOTION OF THE SERVICES:

         AMEX and ASF will cooperate in the joint marketing and promotion of the Services including utilizing AMEX's technology, marketing and personnel resources in order to generate AMEX Clients.

3.       AMEX PRODUCT:

         ASF will offer, at the expense of ASF, the AMEX Product to: (1) AMEX Leads; (2) AMEX Marketed PEO Prospects; and (3) AMEX Customers. ASF and AMEX agree to mutually develop value-added components to be integrated into the AMEX Product, at ASF's expense, to differentiate the AMEX Product (e.g. unique specialized training on small business topics, including planning and hiring) from the Services offered to ASF Customers. The AMEX Product will be marketed exclusively to AMEX Leads and AMEX Customers and will be marketed under the name and brand of ASF, but at AMEX's discretion, will be identified as being co-marketed by AMEX. ASF shall not market the AMEX Product other than to AMEX Leads and AMEX Marketed PEO Prospects. At AMEX's discretion, ASF will include in the AMEX Product, and make available to AMEX Clients, any new products or services that ASF markets to ASF Customers.

         If the facts from the date of this Agreement regarding the IRS's audit of ASF's single employer 401(k) plan change which may require ASF to change its delivery of the 401(k) service, ASF covenants to: (1) disclose, to AMEX's reasonable satisfaction, the proposed changes in ASF's delivery of the 401(k) service; and (2) use commercially reasonable efforts to make the transition seamless. ASF covenants to use commercially reasonable efforts to ensure that the value of the products and services offered to Clients shall not decrease due to a change in the embedded benefits plan, provided that except as provided in the CSA ASF shall have no obligation to hold Clients harmless from any such decrease in value.

4.       AMEX LEAD GENERATION ACTIVITIES:

a. AMEX Marketing Activities: AMEX will use commercially reasonable efforts to generate AMEX Leads to ASF.

         (1) Costs: All marketing and promotional costs incurred by AMEX in connection with generating the AMEX Leads for ASF shall be borne by AMEX. Once an AMEX PEO Prospect is generated to ASF as an AMEX Lead, any costs incurred in converting the AMEX Lead to an Appointment or an AMEX Client shall be borne by the Party converting the AMEX Lead. ASF agrees that it will assist AMEX in its ability to convert AMEX Leads to Appointments; if any tools are needed by AMEX to convert AMEX Leads to Appointments, such as meeting schedule software, ASF shall provide the tools at ASF's expense.

         (2) Activities: AMEX agrees to use commercially reasonable efforts to target its marketing activities to AMEX PEO Prospects that meet ASF's reasonable guidelines including size, location and SIC code of prospects. AMEX may use any marketing channel to generate leads including mail, telemarketing, newsletter, direct or indirect sales force and interactive media. AMEX will establish a yearly budget for supporting its activities under this Agreement including generating leads. AMEX will form a dedicated team of full-time employees to fulfill AMEX's activities under this Agreement.

         (3) Quality Standards: ASF covenants that when marketing the Services to AMEX Leads, ASF will comply with the Quality Standards listed in Exhibit B.

         (4)      Planning: ***

b. Joint Marketing Activities: AMEX and ASF agree to conduct joint marketing activities (such as customized seminars) in order to generate AMEX Leads, whereby ASF provides experts and marketing materials at ASF's expense and AMEX generates attendees at AMEX's expense. ASF covenants that when conducting joint marketing activities, ASF will comply with the Quality Standards listed in Exhibit B. AMEX is responsible for meeting expenses associated with the customized seminars.

c. Training: In order to enable AMEX employees and/or customer service representatives to generate leads successfully, ASF and AMEX will arrange for education and training of the AMEX employees whose job responsibilities include generating AMEX Leads, including TBS, AEFA, Small Business Services, Corporate Services and Establishment Services employees. ASF shall provide the education and training as AMEX reasonably requests, and without any costs to AMEX, other than the costs of facilities and general meeting expenses. The location of the education and training will be determined based upon business necessities. Each Party will be responsible for the out of pocket expenses incurred by that Party in connection with the education and training, including housing, lodging and travel associated with such Party's employees. Neither Party will compensate the other Party for lost employee time.

d. Toll-Free Number: ASF will support dedicated toll-free numbers to receive inquiries from prospective AMEX Leads and AMEX Clients which toll-free numbers shall be wholly-owned by AMEX. ASF shall pay all costs associated with such toll-free numbers, including monthly maintenance fees and usage charges. The toll-free number(s) for this service shall not be used for any other service or any other client/program without express written consent of AMEX. AMEX shall have all rights in and to the toll-free number(s) upon termination of this Agreement and at that time shall assume any and all costs associated with these toll-free numbers after any deposits on them, paid by ASF are refunded to ASF. AMEX shall have the right to retain and reuse the toll-free number(s). AMEX shall have the right to approve ASF's telecommunications requirements for marketing response to maximize best efforts and professionalism. At AMEX's discretion, ASF will provide, at its sole cost and expense, a dedicated toll-free dial transfer number with priority handling to AMEX. For a period of one year from the termination of this Agreement for any reason, ASF shall continue to provide AMEX the dedicated toll-free dial transfer number. After one year from the termination of this Agreement, AMEX

         *** Confidential Treatment Requested; Omitted portions filed separately with the Commission.

         shall be responsible for the cost and expense of such toll-free number, and AMEX may use such number in its own discretion.

5.       ASF ACTIVITIES:

a.       Embedded Activities:

         (1) Embedded Product: At AMEX's discretion, AMEX may require ASF to embed the Required Embedding in the Services provided to AMEX Clients or other existing or potential ASF Clients, and ASF shall use all reasonable commercial efforts to integrate the Required Embedding into a seamless offering of the Services. After mutually agreeable terms to both Parties are reached, ASF may embed in the Services other AMEX products, including Small Business Services, Corporate Card, Business Travel and Purchasing Card services. Any AMEX Embedded Products will, at AMEX's discretion, be clearly identified under the name and brand that AMEX designates. AMEX will use reasonable efforts to customize the AMEX products, at AMEX's expense, that will be embedded in the Services. As mutually agreed by the Parties, ASF may collect payment on any and all Embedded Products as part of the fee structure established with a Client and shall remit any payments so collected to AMEX within 25 days following the end of the month.

         (2) Referral Activities: During the term of this Agreement, ASF agrees to use all reasonable commercial efforts to refer to AMEX *** Clients generated *** for solicitation of AEFA and TBS services as part of an integrated approach. ASF will work with AMEX to identify referral candidates from ASF's current customer base to provide to AMEX for solicitation of AEFA and TBS services.

         (3) Review and Audit: If both Parties agree to embed other AMEX products in addition to the Required Embedding with respect to which ASF is due commissions, ASF shall have the audit rights as agreed by the Parties with respect to any commissions owed to ASF by AMEX.

b. Sales Force Commitment: ASF acknowledges that an adequate and properly trained sales force is essential to the successful marketing of the Services and agrees that ASF's undertaking to maintain such a sales force is a prime consideration of AMEX for entering into and continuing this Agreement. *** Both Parties agree to discuss in good faith any

         *** Confidential Treatment Requested; Omitted portions filed separately with the Commission.

         reasonable requests by the other Party to modify the guidelines. At no time will the guidelines provide for a lower standard than internal guidelines used by ASF with respect to other activities. ASF covenants not to pay the Dedicated Staff less commission or different compensation for selling the AMEX Product when compared to other Services (including Services marketed through third party arrangements).

6.       CUSTOMER PROTECTION:

a. AMEX Customer Protection: ASF acknowledges that unnecessary risk would be caused to AMEX if ASF solicited AMEX Customers outside this Agreement or otherwise intentionally diluted AMEX's ability to provide AMEX Leads to ASF. ASF's agreement, as detailed in this Section, to protect AMEX from this risk is a prime consideration of AMEX for entering into and continuing this Agreement. ASF will not knowingly market any products or services to AMEX Customers other than under the terms of this Agreement. ASF covenants:

         ***

b. ASF Customer Protection: AMEX acknowledges that unnecessary risk would be caused to ASF if AMEX solicited ASF Clients outside this Agreement. AMEX understands that

         *** Confidential Treatment Requested; Omitted portions filed separately with the Commission.

         to protect ASF from this risk is a prime consideration of ASF for entering into and continuing this Agreement. AMEX will not knowingly market another PEO's products or services to ASF Customers other than under the terms of this Agreement. AMEX covenants:

         ***

7.       FINANCIAL ARRANGEMENT:

a.       Commission Revenues:

         (1)      ASF agrees to pay AMEX a commission based on ***

         *** Confidential Treatment Requested; Omitted portions filed separately with the Commission.

         ***

         (3) Payments shall be due and payable by ASF to AMEX *** (the "due date") for *** commission.

         (4) ASF shall pay interest at the rate of *** per annum on all commissions paid after the due date.

         (5) ASF shall deliver to AMEX the Commission Report for each month together with the payments required hereunder for such month.

         (6)      ***

b.       ASF Referrals: ASF will provide AMEX with ASF Referrals. ***

         *** Confidential Treatment Requested; Omitted portions filed separately with the Commission.

         ***

c. Billing and Records: ASF shall be responsible for billing and processing any fees associated with providing the Services. ASF shall maintain the Business Records which shall contain sufficient information to verify the completeness and accuracy of the commissions paid to AMEX. The Business Records shall be kept for a period of at least three years beyond the end of the fiscal year to which they relate.

d. Review and Audit: AMEX shall have those review and audit rights contained in Exhibit D.

e. Survival: The terms of this Section 7 shall survive the termination of this Agreement.

8.       MOST FAVORED NATION:

a. ASF agrees that AMEX shall have "most favored nation" status with respect to investment and marketing and other terms at least equal to or better than any other terms ASF has in existence or may negotiate in the future when taken as a whole with respect to any other marketing agreement and purchase agreement or similar agreement that also involves an investment or financing arrangement in ASF.

b. ASF shall provide written notice to AMEX of all agreements and arrangements it enters into that may impact AMEX's rights under this
         Section 8, within 10 days prior to entering into such agreements and arrangements, unless such agreement or arrangement is: (1) presented during an ASF's Board of Directors meeting; and (2) at the time of presentation the AMEX designated board member serves on the Board.

***

         *** Confidential Treatment Requested; Omitted portions filed separately with the Commission.

         ***

10.      INDEMNIFICATION AND HOLD HARMLESS:

a. ASF DE, ASF COMP and ASF TX shall jointly and severally indemnify and hold harmless AMEX and each AMEX Indemnitee from and against any material Claim incurred by any AMEX Indemnitee which Claim arises out of or in connection with: (1) the intentional or negligent act or omission of ASF or its Agents in the course of the performance of ASF's duties and obligations under this Agreement; (2) the failure of ASF or its Agents, as the case may be, to comply with the terms of this Agreement; (3) the failure of ASF (including without limitation its Agents who perform on behalf of ASF hereunder) to comply with its obligations under any and all laws, rules, or regulations applicable to ASF, its Agents or the Services, as the case may be; (4) the marketing, promotion, sale or provision of any services offered by ASF (other than the Embedded Products provided by AMEX), including without limitation any federal, state or local taxes, penalties or interest, and liabilities to employees of ASF (including liabilities based upon joint employer or other theories); or (5) any state or local taxing authority which relates to ASF Services excluding any embedded AMEX products.

         Each AMEX Indemnitee seeking indemnification under this Agreement shall give prompt notice to ASF along with such AMEX Indemnitee's request for indemnification, of any Claim for which it is seeking indemnification. The Parties understand and further agree that no settlement of an indemnified Claim shall be made by an AMEX Indemnitee without the concurrence of ASF. ASF shall control the settlement or defense of any Claim; provided, however, that the AMEX Indemnitee may, at its cost, engage its own attorneys. The AMEX Indemnitee will fully cooperate with ASF to enable it to fulfill its obligations with respect to such Claim. All of the provisions in this Section 10(a) shall survive the termination of this Agreement.

b. AMEX shall indemnify and hold harmless ASF and each ASF Indemnitee from and against any material Claim reasonably incurred by any ASF Indemnitee which Claim arises out of or in connection with the intentional or negligent act or omission of AMEX in the course of the performance of AMEX's duties and obligations under this Agreement.

         *** Confidential Treatment Requested; Omitted portions filed separately with the Commission.

         Each ASF Indemnitee seeking indemnification under this Agreement shall give prompt notice to AMEX along with such ASF Indemnitee's request for indemnification, of any Claim for which it is seeking indemnification. The Parties understand and further agree that no settlement of an indemnified Claim shall be made by an ASF Indemnitee without the concurrence of AMEX. AMEX shall control the settlement or defense of any Claim; provided, however, that the ASF Indemnitee may, at its cost, engage its own attorneys. The ASF Indemnitee will fully cooperate with AMEX to enable it to fulfill its obligations with respect to such Claim. All of the provisions in this Section 10(b) shall survive the termination of this Agreement.

11.      CUSTOMER SERVICES:

         ASF agrees to provide customer services to Clients in accordance with the Quality Standards set forth in Exhibit B.

12.      REPORTS:

a. ASF shall provide AMEX with the following reports, at the time and in the form and substance mutually agreed upon by the Parties hereto:

         (1)      AMEX Lead Report including: (a) detail list of all AMEX Leads;
                  (b) dates of contact on a per AMEX Lead basis; (c) number of business days for AMEX Leads to be contacted by an ASF salesperson; (d) status of all AMEX Leads; (e) date of Appointment for each AMEX Lead; (f) results from Appointment for each AMEX Lead; and (g) any other relevant information gained on each AMEX Lead;

         (2)      Commission Report;

         (3) Quality Standards Report including: (a) number of inbound marketing calls; (b) number of mail and e-mail responses; and
                  (c) response time to customer complaints transferred by AMEX to ASF; when ASF implements the tracking technology, this report will include average time taken to answer inbound calls and percentage of calls that are abandoned;

         (4) Attrition Report including total number and names of the Clients that: (a) cancel their enrollment in the Services; (b) reasons disclosed to ASF for such Clients' discontinuing their respective enrollment in the Services; and (c) date of cancellation by such Clients or the last date such Client used the Services. Further, this Attrition report shall track previous Clients to determine the Reenrolled Client.

         (5) Embedded Product Report including: (a) number of contacts with Clients regarding sales of Embedded Products; and (b) status of each contact.

         ASF covenants to make reasonable efforts throughout the term of this Agreement to: (a) improve the quality and timing of information made available to AMEX as required in this Section; and (b) provide any additional information or reports that AMEX reasonably requests.

b. AMEX shall provide ASF with reports on marketing activities with respect to generating AMEX Leads at the time and in the form and substance mutually agreed upon by the Parties. AMEX covenants to make reasonable efforts throughout the term of this Agreement to: (1) improve the quality and timing of information made available to ASF as required in this Section; and (2) provide any additional information or reports that ASF reasonably requests.

c. The reports required above will be provided to AMEX and ASF respectively on a monthly basis or as otherwise mutually agreed by AMEX and ASF.

13.      PUBLICITY:

         Neither ASF nor AMEX shall issue advertising, promotional activity or publicity release relating to the Services without securing the prior written consent of the other Party. Further, neither ASF nor AMEX may use any of the other Party's registered or unregistered trademarks, tradenames or service marks in the marketing and promotional materials or otherwise in connection with the promotion of the Services, except with the prior written consent of the other Party and then, only in accordance with such guidelines as the other Party may from time-to-time reasonably establish concerning such use.

14.      CONFIDENTIALITY:

a. ASF and AMEX acknowledge that as a result of the performance of their responsibilities under this Agreement, both ASF and AMEX will obtain access to confidential and proprietary information of the other Party. ASF acknowledges that AMEX's confidential information includes the names of AMEX Customers and that AMEX has the sole ownership rights in these names and that ASF has no rights to these names outside of this Agreement. AMEX acknowledges that ASF's confidential information includes the names of ASF Referrals and that ASF has the sole ownership rights in these names and that AMEX has no rights to use these names outside this Agreement. All such information shall be deemed to be confidential unless it is clearly intended by the first Party for public distribution in the public domain, information known to the second Party prior to the receipt of such information from the first Party, or information lawfully obtained from a third party by the other Party. Except for marketing activities that mutually benefit both Parties, this Agreement, along with all exhibits hereto, is hereby designated as confidential within the meaning of this Section 14 and shall not be disclosed to a third party unless required by law. ASF and AMEX shall each take the same measures to protect the confidentiality of such information received by them as they take with respect to their own confidential information, including, but not limited to, instructing their employees, vendors, agents, and independent contractors (excluding only those retained to provide the Services) of the foregoing and requiring them to be bound by appropriate confidentiality agreements. ASF and AMEX shall not use any such information for any purpose other than to perform their responsibilities under this Agreement.

b. Each Party acknowledges that irreparable injury would be caused to the other Party in the event of unauthorized use of the other Party's confidential information, and agrees that preliminary and permanent injunctive relief would be appropriate in the event of breach of
         Section 14. Upon termination or expiration of this Agreement, each Party agrees to promptly return the confidential information of the other Party or to acknowledge in writing that all confidential information of the other Party has been destroyed at the request and option of the requesting Party.

c. It is understood and agreed by the Parties hereto that all lists of AMEX Leads are and always have been the exclusive property of AMEX, and will be turned over to AMEX, at no cost to AMEX, upon termination of this Agreement.

d. Section 14, in its entirety, shall survive the termination of this Agreement.

15.      DATA AND RECORDS:

         Acknowledging the confidentiality of Client data, ASF hereby agrees to the terms of the AMEX Data Access Document attached hereto as Exhibit E, the Confidentiality/Data Security schedule attached hereto as Exhibit F and the Customer Data and Data-Related Rights schedule attached hereto as Exhibit G the terms of which are hereby incorporated herein and made a part hereof. ASF will limit the information it obtains from Clients to information required by ASF to fulfill the Services, and in any event only such information as approved by AMEX. In addition, ASF will comply with the exhibits entitled Security attached hereto as Exhibit H and AMEX Audit Rights attached hereto as Exhibit D, the terms of both are incorporated herein by reference and made a part hereof. In the event ASF uses the services of third party vendors, representatives or subcontractors, ASF shall be responsible for ensuring their compliance with the terms of this Agreement, and shall ensure that all such vendors, representatives or subcontractors execute the Confidentiality Agreement attached hereto as Exhibit I. ASF's employees and agents shall execute the Non-Disclosure Agreement attached hereto as Exhibit J, prior to gaining access to AMEX data.

16.      REPRESENTATIONS, WARRANTIES & COVENANTS:

a. Each of ASF and AMEX represents and warrants that it has full power and authority to execute this Agreement and to take all actions required by, and to perform the agreements contained in, this Agreement, and that each Party's obligations under this Agreement do not conflict with their obligations under any other agreement to which it may be a party.

b. Each of ASF and AMEX represents, warrants and covenants that the performance of their obligations under this Agreement in connection with the Services complies and will comply with all applicable federal, state, local and foreign laws and regulations.

c. Each of ASF and AMEX represents, warrants and covenants that each of its respective employees assigned to perform services with respect to the Services under this Agreement has and will have the skill and background to perform such assigned services in a competent and professional manner, and to act in compliance with all applicable laws and regulations.

d. ASF covenants to stay current with the law and to inform AMEX immediately of any material changes in such laws or regulations which may require a change in the Services.

17.      INSURANCE:

         During the term of this Agreement: (a) ASF shall continue to maintain, at its own expense, insurance equal to or better than the insurance policies listed on Exhibit K from insurers that maintain a rating of B++ or higher from A.M. Best; and (b) ASF shall continue to require its Clients to maintain insurance policies equal to or better than the insurance policies as currently required of Clients as listed on Exhibit K.

         ASF shall, prior to the Effective Date and upon the renewal of each coverage required pursuant to this Section, furnish certificates of insurance or adequate proof of the foregoing insurance to AMEX. All insurance policies required of ASF (except policies procured from government sources which do not allow this provision) shall contain a provision stating the name and address of AMEX and that AMEX is to be notified in writing by the insurer at least 30 days prior to cancellation of, or any material change in, the policy.

18.      INTELLECTUAL PROPERTY OWNERSHIP:

         AMEX acknowledges that as between ASF and AMEX, ASF shall have exclusive and unlimited ownership rights of all proprietary interest in technology, products or services that ASF owned before this Agreement or that was developed independently by ASF during this Agreement. ASF acknowledges that as between ASF and AMEX, AMEX shall have exclusive and unlimited ownership rights of all proprietary interests in technology, products or services that AMEX owned before this Agreement or that was developed independently by AMEX during this Agreement.

         ASF acknowledges that any Joint Work shall belong exclusively to AMEX without any duty of accounting, with AMEX having the sole right to obtain, hold and renew, in its own name and/or for its own benefit, patents, copyrights, registrations and/or appropriate protection. AMEX shall grant to ASF a license to use in perpetuity the Joint Work, without any costs to ASF. ASF covenants that during the term of this Agreement, the Joint Work will not be used by ASF except in soliciting AMEX Leads. After the termination of this Agreement, ASF shall be free to use the Joint Work without any costs to ASF and without any duty of accounting. All ASF Derivative Proprietary Work belongs exclusively to ASF without any duty of accounting to AMEX. ASF has the sole right to obtain, hold and renew, in its own name and/or for its own benefit, the ASF Derivative Proprietary Work. ASF shall grant to AMEX a license to use in perpetuity the ASF Derivative Proprietary Work, without any costs to AMEX. AMEX covenants that during the term of this Agreement, the ASF Derivative Proprietary Work will not be used by AMEX except in soliciting AMEX Leads. After the termination of this Agreement, AMEX shall be free to use the ASF Derivative Proprietary Work without any costs to AMEX and without any duty of accounting.

19.      NOTICES:

a. All Notices shall be given in writing and delivered to the receiving Party to its respective address set forth below (1) by personal delivery to a responsible officer of such Party, (2) by certified or registered mail (return receipt requested), (3) by a nationally recognized courier service or (4) by facsimile transmission (such to be confirmed by mail). The effective date of such Notice shall be deemed to be the date upon which any such Notice is personally delivered or, if it is given by mail, courier service or facsimile transmission, the date upon which it is received by the addressee. Any Party hereto may change its address set forth below by written notice to the other Party hereto in accordance with the terms of this Section:

b.       If to AMEX:

                          American Express Travel Related Services Company, Inc. 3 World Financial Center
                          AMEX Tower
                          New York, NY 10285
                          Attn.: American Express Relationship Services

         Copy to:

                          American Express Travel Related Services Company, Inc. 3 World Financial Center
                          AMEX Tower
                          New York, NY 10285
                          Attn.: General Counsel's Office
                                        AERS Counsel

c.       If to ASF:

                          Administaff, Inc.
                          19001 Crescent Springs Drive
                          Kingwood, Texas 77339-3802
                          Attn.: Paul J. Sarvadi
         Copy to:

                          Administaff, Inc.
                          19001 Crescent Springs Drive
                          Kingwood, Texas 77339-3802
                          Attn.: John H. Spurgin, II

20.      TERM AND TERMINATION:

         This Agreement shall take effect upon the Effective Date, and continue until the Expiration Date unless earlier terminated in accordance with this Section. Both Parties may agree in writing at least 90 days before the Expiration Date to renew this Agreement for successive one year periods. If both Parties elect to renew this Agreement, this Agreement shall renew in accordance with the then current terms and conditions.

a. Early Termination: In accordance with the following, this Agreement may be terminated by either Party prior to the Expiration Date as follows:

         (1) Except as provided in Section 20(d) and (e), in the event that the other Party commits a material breach or default under this Agreement which breach is not cured by the breaching Party 30 days from the receipt of notice to cure the breach from the non-breaching Party, then the non-breaching Party may terminate this Agreement in its discretion at any time after such 30 day period.

         (2) Either Party may terminate this Agreement with immediate effect: (a) upon the institution by the other Party of proceedings to be adjudicated a bankrupt or insolvent, or the consent by the other Party to institution of bankruptcy or insolvency proceedings against it or the filing by the other Party of a petition or answer or consent seeking reorganization or release under the Federal Bankruptcy Act, or any other applicable Federal or state law, or the consent by the other Party to the filing of any such petition or the appointment of a receiver, liquidator, assignee, trustee, or other similar official of the other Party or of any substantial part of its property, or the making by the other Party of an assignment for the benefit of creditors, or the admission in writing by the other Party of an assignment for the benefit of creditors, or the admission in writing by the other Party of its inability to pay its debts generally as they become due or the taking of corporate action by the other Party in furtherance of any such actions; or (b) if, within 60 days after the commencement of an action against the other Party seeking any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar relief under any present or future law or regulation, such action shall not have been dismissed or all orders or proceedings thereunder affecting the operations or the business of the other Party stayed, or if the stay of any such order or proceeding shall thereafter be set aside; or if, within 60 days after the appointment without the consent or acquiescence of the other Party of any trustee, receiver or liquidator or similar official of the other Party, or of all or any substantial part of the property of the other Party, such appointment shall not have been vacated.

b. Termination Due to Change of Control: AMEX may, in its sole discretion, terminate this Agreement immediately upon a Change of Control.

c. Termination Due to Competitive Activities: AMEX may, in its sole discretion, terminate this Agreement if ASF or its affiliate enters into the business of providing or provides a financial product or service substantially similar to a Competitor.

21.      MISCELLANEOUS:

a. Headings: Headings stated in this Agreement are for convenience of reference only and are not intended as a summary of such sections and do not affect, limit, modify, or construe the contents thereof.

b. 21st Century: No later than September, 1998, ASF shall: (1) manage and manipulate data in connection with the Services involving all dates from the 20th and 21st centuries without functional or data abnormality related to such dates; (2) manage and manipulate data in connection with the Services involving all dates from the 20th and 21st centuries without inaccurate results related to such dates; (3) have user interfaces and data fields in connection with the Services formatted to distinguish between dates from the 20th and 21st centuries; and (4) represent all data in connection with the Services to include indications of the millennium, century, and decade as well as the actual year.

c.       Alternative Dispute Resolution:

         (1) Negotiation: The Parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement (other than disputes regarding material breaches) promptly by negotiations between executives who have authority to settle the controversy. Any Party may give the other Party written notice of any dispute not resolved in the normal course of business. Within 20 days after delivery of said notice, executives of both Parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to exchange relevant information and to attempt to resolve the dispute. If the matter has not been resolved within 60 days of the disputing Party's notice, or if the Parties fail to meet within 20 days, either Party may initiate mediation of the controversy or claim as provided hereinafter.

                  If a negotiator intends to be accompanied at a meeting by an attorney, the other negotiator shall be given advance notice of such intention and may also be accompanied by an attorney. All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence and state rules of evidence.

         (2) Mediation: If the above referenced dispute has not been resolved by negotiation as provided above, the Parties shall endeavor to settle the dispute by mediation under the then current CPR Model Procedure for Mediation of Business Disputes. One neutral third party will be selected from the CPR Panels of Neutrals to mediate the dispute. If the Parties encounter difficulty in agreeing on a neutral, they will seek the assistance of CPR in the selection process.

         (3) Other Remedies: In the event of a dispute arising out of or relating to this contract or the breach, termination or validity thereof, which has not been resolved by non-binding means as provided in subsection (1) and (2) above within 60 days of the initiation of such procedure, either party may seek any remedy available at law or equity, including recourse to the courts.

d.       ASF's Independent Contractor Status and Authority:

         (1) ASF agrees and acknowledges that in its performance of its obligations under this Agreement: (a) ASF is an independent contractor of AMEX; and (b) AMEX is neither a joint employer nor a co-employer of ASF's employees. ASF is solely responsible for its own activities. ASF has no authority to make commitments or enter into contracts on behalf of, bind or otherwise obligate AMEX in any manner whatsoever except as expressly stated in this Agreement.

         (2) Since ASF is an independent contractor and not an agent of AMEX, ASF represents, warrants and agrees that it shall be liable for all taxes, withholdings, and imposts of any nature applicable to the payment of compensation, whether current or deferred, for the work performed on ASF's behalf in accordance with ASF's obligations hereunder. Furthermore, ASF will indemnify and hold AMEX harmless for any such taxes, withholding or imposts for which AMEX may be determined to be liable.

e.       AMEX's Independent Contractor Status and Authority:

         (1) AMEX agrees and acknowledges that in its performance of its obligations under this Agreement AMEX is an independent contractor of ASF. AMEX is solely responsible for its own activities. AMEX has no authority to make commitments or enter into contracts on behalf of, bind or otherwise obligate ASF in any manner whatsoever except as expressly stated in this Agreement.

         (2) Since AMEX is an independent contractor and not an agent of ASF, AMEX represents, warrants and agrees that it shall be liable for all taxes, withholdings, and imposts of any nature applicable to the payment of compensation, whether current or deferred, for the work performed on AMEX's behalf in accordance with AMEX's obligations hereunder. Furthermore, AMEX will indemnify and hold ASF harmless for any such taxes, withholding or imposts for which ASF may be determined to be liable.

f. Costs and Expenses: Each Party shall pay the fees and expenses incurred by it in connection with the negotiation, preparation, execution, and delivery of this Agreement and the related agreements and other documents.

g. Survival of Representations: All representations, warranties, covenants and agreements made by the Parties in this Agreement and pursuant to the terms hereof shall survive the consummation of the transactions contemplated hereby, notwithstanding any investigation heretofore or hereafter made by any of them or on behalf of any of them.

h. Counterparts: This Agreement may be executed in any number of counterparts, each of which shall constitute an original, but all of which together shall constitute one instrument notwithstanding that all Parties are not signatories to the same counterparts.

i. Amendments; Waiver: No provision of this Agreement may be amended or waived except by an instrument in writing signed by the Party sought to be bound. No failure or delay by any Party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall a waiver of a particular right or remedy on one occasion be deemed a waiver of any other right or remedy or a waiver of the same right or remedy on any subsequent occasion.

j. New York Law: This Agreement shall be governed by and in accordance with the laws of the State of New York, without reference to its conflict of laws principles.

k. Non-Waiver; Cumulative Rights: No failure or delay (in whole or in part) on the part of any Party to exercise any right or remedy, or operate as a waiver thereof, nor effect any other right or remedy. All rights and remedies hereunder are cumulative and are not exclusive of any other rights or remedies provided hereunder or by law.

l. Severability: If any provision contained in this Agreement is or becomes invalid, illegal, or unenforceable in whole or in part, such invalidity, legality, or unenforceability shall not affect the remaining provisions and portions of this Agreement.

m. Assignment: This Agreement may not be assigned by either Party without the prior written consent of the other Party except that AMEX may assign this Agreement to its parent, a subsidiary or an affiliate without ASF's prior written consent.

n. Entire Agreement: This Agreement constitutes the entire Agreement between the Parties with respect to the subject matter hereof and supersedes all prior contemporaneous oral or written understandings or Agreements among the Parties which relate to the subject matter hereof. No modification or amendment of this Agreement or any of its provisions shall be binding upon any Party unless made in writing and duly executed by authorized representatives of all Parties.

IN WITNESS WHEREOF, AMEX and ASF, intending to be legally bound by the terms of this Agreement, have caused this Agreement to be executed by their duly authorized representatives as of the date and year first above written.

AMERICAN EXPRESS TRAVEL RELATED
  SERVICES COMPANY, INC.



By:      /s/ Anne Busquet
         --------------------------------------
Name:    Anne Busquet
         --------------------------------------
Title:   President, AERS
         --------------------------------------



ADMINISTAFF, INC.



By:      /s/ Paul Sarvadi
         --------------------------------------
Name:    Paul Sarvadi
         --------------------------------------
Title:   President
         --------------------------------------



ADMINISTAFF COMPANIES, INC.



By:      /s/ Paul Sarvadi
         --------------------------------------
Name:    Paul Sarvadi
         --------------------------------------
Title:   President
         --------------------------------------



ADMINISTAFF OF TEXAS, INC.



By:      /s/ Paul Sarvadi
         --------------------------------------
Name:    Paul Sarvadi
         --------------------------------------
Title:   President
         --------------------------------------

                                    EXHIBIT A

                            CLIENT SERVICE AGREEMENT

                                    EXHIBIT B

                                QUALITY STANDARDS

CUSTOMER SERVICE

Customer service shall be provided to Clients for the term of their respective enrollment in the Services.

To ensure the continuous attainment of quality customer service, ASF agrees to do the following:


- Strive for 100% accuracy and timely handling on all Client calls, correspondence, and service requests.

- Train and have available sufficient staff to provide adequate customer service to Clients.

- Dedicate to continuously improve upon its existing customer service standards and measuring techniques, and develop additional standards as reasonably requested by AMEX.

-        Inform AMEX of any material customer service issues.

- Assist AMEX in conducting Client satisfaction research (for both AMEX and ASF Clients) via surveys and other forms of client monitoring.


MARKETING

To ensure the continuous attainment of quality and marketing standards described, ASF agrees to do the following:

- Strive for 100% accuracy and timely handling on all calls and correspondence from prospective Clients.

- Train and have available sufficient staff to provide adequate response to prospective Clients.

-        Inform AMEX of any material marketing issues.

- Designate a quality assurance individual to regularly measure and report directly to AMEX results against quality standards in accordance with the requirements of Exhibit B and any reporting requested by AMEX and mutually agreed upon at a later date.

SALES FORCE

Comply with the Sales Force Commitment as outlined in the Marketing Agreement.

Quality standards defined below will be aggregated through weighted measurement to determine overall aggregate quality performance levels attained during each quarter.




***

         *** Confidential Treatment Requested; Omitted portions filed separately with the Commission.

                                   EXHIBIT C

                            DESCRIPTION OF SERVICES*


            Service Category                                               Services Offered
            ----------------                                               ----------------
1.        Recruiting and Selection                        -          Job descriptions
                                                          -          Advertising
                                                          -          Resume review
                                                          -          Background checks
                                                          -          Interviewing
                                                          -          Pre-employment testing
                                                          -          Profiling
                                                          -          Drug testing
                                                          -          Salary information

2.        Performance Management                          -          Organization structure
                                                          -          Job design
                                                          -          Performance measurement plans
                                                          -          Compensation, incentive and review
                                                          -          Employee relations
                                                          -          Dispute resolution
                                                          -          Supervisor training

3.        Training and Development                        -          Training programs (over 100 to date)
                                                          -          Certified provider (IACET) for
                                                                     continuing education credit
                                                          -          CPE Providers for CPAs
                                                          -          Needs analysis for performance
                                                                     improvement
                                                          -          Curriculum development for employee,
                                                                     supervisory, and executive professional
                                                                     growth

4.        Benefit Management                              -          Comprehensive health and benefit plans
                                                          -          Employee assistance plans
                                                          -          401(k) plan
                                                          -          Credit Union
                                                          -          Disability plans
                                                          -          Educational assistance
                                                          -          Supplemental life insurance

            Service Category                                                Services Offered
            ----------------                                                ----------------
5.        Liability Management                            -          Worker's compensation coverage and
                                                                     claim service
                                                          -          Safety inspection and policy development
                                                          -          Employment claims
                                                          -          Termination
                                                          -          Conflict resolution
                                                          -          Outplacement
                                                          -          Employee handbooks
                                                          -          Personnel guide
                                                          -          Sample forms and policies

6.        Owner Support                                   -          Business continuation planning
                                                          -          Key man coverage
                                                          -          Personnel consulting
                                                          -          401(k) planning and participation
                                                          -          Employee communications

7.        Government Compliance                           -          Government reporting and agency
                                                                     interface
                                                          -          Unemployment claims management
                                                          -          Employment records management
                                                          -          Claims and audits
                                                          -          EEOC, DOL, FMLA, DFWP, FLSA
                                                                     Title VII, CRA '91, COBRA

8.        Employment Administration                       -          Payroll
                                                          -          Payroll taxes
                                                          -          Garnishments
                                                          -          Insurance procurement
                                                          -          Quarterly reports
                                                          -          Employee files
                                                          -          W2s and W4s
                                                          -          Employment verification
                                                          -          Human resource management reports
                                                          -          Direct deposit


*         The Services will be updated throughout the term of the Agreement.

                                    EXHIBIT D

                                AMEX AUDIT RIGHTS


ASF shall prepare and submit to AMEX periodic reports from the service data collected relating to any or all of the Services described in this Agreement as AMEX may reasonably request.

ASF shall keep all documents (excluding credit and monitoring reports and information pertaining to the employer/employee relationship) relating to Services provided under this Agreement for a period in conformance with ASF's record retention policy. At AMEX's request, ASF shall promptly deliver a copy of all such documents to AMEX upon the termination of this Agreement

AMEX shall have the right to monitor as outlined in the Marketing Agreement as well as the right to inspect the business records required to confirm the accounting of commissions payable to AMEX.

                                    EXHIBIT E

                            AMEX DATA ACCESS DOCUMENT

GENERAL

Each ASF employee, subcontractor, agent or representative with direct access to AMEX data shall sign a Confidentiality Agreement or Non-Disclosure Agreement, as applicable, and abide by all terms contained therein.

For purposes of review of security and data access issues, ASF shall allow site audit visit by AMEX assigned staff during all periods of the relationship, including unscheduled visits and reviews with 24 hours notice. AMEX reserves the express right to make unscheduled visits to any and all ASF sites when there is a suspicion of a security breach. ASF agrees to comply with any reasonable recommendations from said audit and reviews.

ASF shall continue to maintain an adequate level of physical security controls over ASF Service Location including, but not limited to: appropriate alarm systems, access controls, fire suppression and video surveillance.

ASF shall maintain an adequate level of data security controls including, but not limited to: proper safeguarding of AMEX data, logical access controls (e.g. password protection of AMEX applications, data files and libraries, if any), computer security software and a secure tape library. ASF will maintain controls over AMEX data consistent with ASF standard controls on data.

ASF shall maintain an adequately secured computer room facility, with access restricted to only approved personnel.

Upon request, ASF shall provide to AMEX Information Security management a copy of the most recent third party data processing audit or review, conducted by ASF's external auditors as well as management copies of any related data processing audits from their internal audit team.

ASF agrees to abide by the Privacy Principles as described below:

1.        COLLECT ONLY CUSTOMER INFORMATION THAT IS NEEDED.

          Limit the collection of information about customers to what is needed to be known to administer their accounts, to provide customer services, to offer new products and services, and to fulfill any legal and regulatory requirements.

2.        ENSURE INFORMATION QUALITY.

          Use advanced technology and well-defined employee practices to help ensure that customer data are processed promptly, accurately and completely.

3.        USE INFORMATION SECURITY SAFEGUARDS.

          Access to customer data is limited to those who specifically need it to conduct their business responsibilities. Use security techniques designed to protect customer data --especially when certain data are used by employees and business partners to fulfill customer services.

4.        LIMIT THE RELEASE OF CUSTOMER INFORMATION.

          In addition to providing customers with the opportunity to "opt-out" of marketing offers, information is released only with the customers' consent or request, or when required to do so by law or other regulatory authority.

5.        HOLD EMPLOYEES RESPONSIBLE FOR THESE PRIVACY PRINCIPLES.

          Each employee is personally responsible for maintaining consumer confidence in ASF. Provide training and communications programs designed to educate employees about the meaning and requirements of these Privacy Principles.

          ASF shall have an appropriate sensitive-trash disposal program at each operations center.

          ASF shall return all magnetic media to the appropriate AMEX location within seven business days of receipt of such magnetic media.

          ASF shall ensure at each site that no shared environments exist with other businesses for all WANs, LANs, Network connections, dial-up connections, DASD, distributed systems, and that appropriate data controls are implemented.

          ASF shall follow standard industry practices in configuring and operating voice systems to control fraudulent use of 800 numbers, PBX switches and other voice networks.

EMPLOYEE RESPONSIBILITIES

ASF employees are encouraged to report suspected violations of any Privacy Rules, or violations of Information Security Standards to their management for investigation and action.

ASF policy will prohibit employees sharing their USERID/PASSWORD with any other person.

ASF employees must sign-off or envoke a password protected time-out feature when leaving their workstation for any reason if such employee is working on AMEX programs or accessing any AMEX data.

ASF shall execute background checks on all employees working on AMEX programs including employment and criminal checks as permitted by all local, state and federal laws.

In the event that AMEX commences an investigation of possible fraudulent activity, or otherwise upon AMEX's reasonable request, ASF will cooperate with the investigation.

SYSTEM SECURITY

ASF shall ensure all system connected terminals are equipped with access control (password protection), time-out for non-use if such terminals have access to AMEX programs or can access AMEX data..

If data is to reside on any ASF system, then standards and security practices must be inserted, including host access control, personal computer access control, virus protection and LAN access controls.

                                    EXHIBIT F

                          CONFIDENTIALITY/DATA SECURITY

1. Confidentiality: Definition "Confidential Data and Information" shall include any information, data, or materials obtained by one party to this Agreement (the "Receiving Party") from, or disclosed to such party by the other party (or, in the case of AMEX, disclosed to or by AMEX, or any parent, subsidiary, or affiliate to AMEX) (the "Disclosing Party"), or customer or service establishment, which information, data, or materials relate to the Marketing Agreement and their design and processes, or to the past, present, or future business activities of the Disclosing Party or any of its subsidiaries, affiliates, or clients, including methods, processes, telephone conversations, financial data, systems, customer names, account numbers, and other customer data, lists, apparatus, statistics, programs, and research and development related information of such entities, except such information as:

         (a) is already known to the Receiving Party prior to receipt from Disclosing Party or any of its subsidiaries, affiliates or clients, free of any confidentiality obligation at the time it is obtained;

         (b) is or becomes publicly known through no wrongful act of the Receiving Party;

         (c) is rightfully received by Receiving Party from a third party without restriction and without breach of this Agreement; or

         (d)      is independently developed by the Receiving Party.

With respect to each party's access to customer files and related customer data ("Files"), each party specifically acknowledges the importance of maintaining the security and confidentiality of the Files, and agrees to take whatever reasonable steps are necessary to prevent the unauthorized transfer, disclosure to, or use of the Files by any person or entity not a party to this Agreement.

2. Standard of Care: Neither party shall disclose, publish, release, transfer, or otherwise make available Confidential Data and Information of the other party in any form to, or for the use or benefit of, any person or entity without such party's prior written consent. Each party, however, shall be permitted to disclose relevant aspects of the other party's Confidential Data and Information only to its officers and its employees on a need to know basis to the extent that such disclosure is reasonably necessary for the performance of their duties and obligations under the Agreement; provided, that such party shall take all reasonable measures to ensure that Confidential Data and information of the other party is not disclosed or duplicated in contravention of the provisions of this Agreement by such officers and employees. Each party agrees to ensure that the terms and conditions of this Agreement are strictly adhered to by all of its employees and any third party representative. The obligations shall not restrict any disclosure by either party mandated by any applicable law, or by order of any court or government agency

(provided that the disclosing party shall give prompt notice to the non-disclosing party of such order).

3. Notice of Violations: Each party or its employees shall: (a) notify the other party promptly of any material unauthorized possession, use or knowledge, or attempt thereof, of the other party's Confidential Data and Information by any person or entity which may become known to such party and encourage its employees to do the same, (b) promptly furnish to the other party full details of the unauthorized possession, use or knowledge, or attempt thereof, and use reasonable efforts to investigate any unauthorized possession, use or knowledge, or attempt thereof, of Confidential Data and Information, (c) use reasonable efforts to cooperate with the other party in any litigation and investigation against third parties deemed necessary by the other party to protect its proprietary rights, and (d) promptly use all reasonable efforts to prevent a recurrence of any such unauthorized possession, use or knowledge of Confidential Data and Information. Each party shall bear the cost it incurs as a result of compliance with the requirements set forth in these paragraphs.

4. Monitoring: AMEX reserves the right to monitor access to Confidential Data and Information to prevent the improper or unauthorized use of such Confidential Data and Information such monitoring may include, but is not limited to, on-site inspection of ASF's locations providing Services for AMEX at any time, and inserting decoy names and addresses in any lists provided to ASF. In addition, AMEX reserves the right to visit, unannounced, any of the locations used by ASF that provides the Services for AMEX and verify security procedures.

5. Remedy for Confidential Data and Information Loss: Each party agrees that if there is any disclosure of the Confidential Data and Information by its employees or the employees of any third party contacted by it, it will enforce for the other party's benefit through litigation, if necessary, all rights provided under law to compensate the former party for any reasonable damages arising out of such disclosure and to protect the former party from additional disclosure.

6. Remedy for Breach: Each party agrees that if a party, its officers, employees or anyone obtaining access to the proprietary information of the other party by, through or under them, breached any provision of this Exhibit, such other party would suffer irreparable harm and the total amount of monetary damages for any injury to such other party from any violation of this Exhibit would be impossible to calculate and would therefore be an inadequate remedy. Accordingly, each party agrees that the other party shall be entitled to temporary and permanent injunctive relief against the breaching party, its officers or employees, and such other rights and remedies to which such other party may be entitled to at law, in equity and under this Agreement for any violation of this Exhibit.

7. Survival: The provisions of this Exhibit shall survive the termination or expiration of this Agreement.

                                    EXHIBIT G

                      CUSTOMER DATA AND DATA-RELATED RIGHTS

1. Limited Access to Client Data. ASF shall have limited access to certain data of AMEX's clients and other relevant information solely for the purposes consistent with meeting ASF's obligations under this Agreement.

2. Data and Reports

Ownership of Service Data. All data and information submitted to one party by the other party in connection with the Services (the "Service Data") is and shall remain the property of the originator of the data and information. The Service Data shall: (a) not be used by either party other than in connection with providing or analyzing the Services; (b) not be disclosed, sold, assigned, leased or otherwise provided to third parties by either party; and (c) not be commercially exploited by or on behalf of either party, its employees or agents except as provided in this Agreement. Each party shall take all appropriate actions to safeguard the Service Data. The database of Enrolled Clients shall remain the sole property of AMEX save and except employer data which shall not be disclosed to AMEX.

Return of Data. Upon request by the other party upon the termination or expiration of this Agreement, each party shall (a) promptly return to the other party, in a format agreed upon by the parties hereto and on the media reasonably requested by, all Service Data belonging to that party and/or (b) erase or destroy under the supervision of the owner of the Service Data, all such Service Data.

Database Maintenance. ASF agrees to transmit information each month within thirty (30) days of the end of the month on use of the Service by Clients/Client (including, Client account number), to the AMEX location designated by AMEX. The mechanism for this transmission to be agreed to by the parties.

Each party shall use best efforts for the accuracy and completeness of the data and information submitted to the other party and shall promptly correct any errors or inaccuracies in the data or information submitted.

                                    EXHIBIT H

                                    SECURITY

1. Safety and Security Procedures: General - ASF shall have limited access to certain Confidential Data and Information solely for the purposes consistent with meeting ASF's obligations under this Agreement: (a) ASF shall require all visitors to be identified at the front entrance of all operating centers and to sign a visitor's log which includes the date, time in/out, firm represented and signature. All visitors shall be issued badges; (b) ASF shall maintain a secure environment for all Confidential Data and Information for such ASF service location to prevent unauthorized access, damage, or destruction of Confidential Data and Information, including, but not limited to: appropriate alarm systems, access controls, fire suppression, video surveillance, plan material disposal (e.g. sensitive trash disposal program); (c) All Confidential Data and Information shall be securely stored for a mutually agreed to retention period, either at ASF's service location or at an off-site location. Said off-site storage location shall be subject to AMEX's approval. No party shall, without the prior written consent of the Disclosing Party, use any of the Confidential Data and Information supplied by the Disclosing Party for any purpose other than to fulfill the terms of this Agreement; (d) ASF shall maintain an adequately secured computer room facility and tape library, with access restricted to only approved personnel; (e) Upon request by AMEX, ASF shall provide to AMEX Information Security management copies of all internal security policies and standards for review prior to commencing administration of the Service; and (f) ASF shall return all magnetic media to the appropriate AMEX location within seven (7) business days of receipt of such magnetic media.

2. Logical Security Controls: ASF shall maintain a secure environment for all Confidential Data and Information which includes a level of logical security controls at such ASF service location to prevent unauthorized access, damage, or destruction of Confidential Data and Information, including, but not limited to: individual user identifications, password protection of data files and libraries, computer security software, and a secure tape library. In addition:
(a) ASF shall ensure at each site that to the extent shared environments exist with other businesses for all WANS, LANS, Network connections, dial-up connections, DASD and distributed systems, that all access to AMEX Confidential Data and Information is restricted by employee function and position to only those ASF employees who are involved in the administration of the Program; (b) ASF shall ensure that all system connected terminals are equipped with access control (password protection), time-out for non-use if such terminals have access to AMEX programs or can access AMEX data; (c) if AMEX Confidential Data and Information is to reside on any ASF system, then standards and security practices must be resident, including host access control, personal computer access control and virus protection, and LAN access controls; and (d) ASF shall make every reasonable effort to ensure computer terminals displaying AMEX data face away from common areas.

3. Disaster Recovery: ASF shall provide to AMEX upon request a disaster recovery plan with a maximum of 24 hour recovery for each operation center performing services hereunder. ASF shall also provide information on hot site and cold sites as requested. ASF shall provide AMEX written notification should there be a material change or modification with respect to ASF's hot and cold sites. All critical supporting applications at each ASF site performing services hereunder shall have had a valid and documented test of the disaster recovery plan, and ASF shall provide copies of such to AMEX.

4. Assignment and Successions: No party shall transfer or assign this Agreement, or any right or obligation under it, by operation of law or otherwise, to any person or entity without the prior written consent of the other party and any such attempted assignment shall be void; provided, however, that each party may assign this Agreement and any of its rights and obligations under it to its parent, subsidiaries and affiliates without such written consent.

          This Agreement shall be binding upon and inure to the benefit of the successors and assigns of each party, unless terminated as provided herein.

                                    EXHIBIT I

                       PERSONAL CONFIDENTIALITY AGREEMENT

The nature of your work at Administaff of Texas, Inc. ("ASF") for American Express Travel Related Services, Inc., and its affiliates (collectively "AMEX") involves your access to trade secrets, confidential information, files, records and forms of AMEX and/or ASF (collectively "Confidential Information"). Confidential Information includes, but is not limited to, any information relating to AMEX or ASF organizational structure, marketing philosophy and objectives, project plans, data models, strategy and vision statements, business initiatives, business requirements, systems design, methodologies, processes, competitive advantages and disadvantages, financial results, product features, systems, operations, technology, customer lists, customer account information, products development, advertising or sales programs and any other information which would give AMEX or ASF an opportunity to obtain an advantage over its competitors or which AMEX or ASF is ethically obligated to protect from unauthorized sources. None of such information shall be deemed to be in the public domain.

Both AMEX and ASF desire to protect this Confidential Information and therefore requires that you agree, as a condition of your performing services on the AMEX project pursuant to AMEX's agreement with ASF, to safeguard all Confidential Information and not to reveal Confidential Information to any third party (including, without limitation, at conferences, seminars, meetings or professional organizations or by publications in journals or granting of interviews to journalists and other members of the news media) or use Confidential Information for your own benefit or the benefit of any third party, except to the extent necessarily required for the performance of your services for the AMEX project.

You agree not to discuss Confidential Information of AMEX or ASF in public places.

You agree that any work product produced or developed by you in the performance of your services for AMEX and ASF shall be Confidential Information subject to this Agreement and such work product is, and shall remain, the property of AMEX and/or ASF.

You also agree to help safeguard AMEX's and ASF's customers' expectations of privacy by exercising diligence and care in the handling of Confidential Information relating to them, as more fully explained in the AMEX Data Access Document.

By signing below, you indicate that you understand the above terms and that, as a condition of performing Services for the AMEX project, you agree to adhere to them.


--------------------------------------
Your Signature


--------------------------------------           ------------------------------
Print Your Name                                    Date

                                    EXHIBIT J

                                 NON-DISCLOSURE

[Subcontractor/Agent/Representative Name] ("Receiving Party") agrees that Receiving Party is aware that American Express Travel Related Services, Inc. ("AMEX") and Administaff of Texas, Inc. ("ASF") have entered into a Marketing Agreement ("Agreement") that imposes certain obligations on ASF, some of which are specifically set forth below. Receiving Party understands that as part of ASF's obligations under the Agreement, ASF is required to obtain this written agreement from Receiving Party to further ensure understanding and compliance with these obligations.

In consideration of Receiving Party's future assignment and/or responsibilities in connection with ASF's performance under the Agreement, Receiving Party hereby acknowledges, represents and confirms to ASF and AMEX as follows: (a) Receiving Party has read the provisions of this Non-Disclosure Agreement, understands each of them, agrees to them, and knows of no agreements, obligations or restrictions which prevent or prohibit Receiving Party from complying with them; (b) Receiving Party shall receive and maintain all AMEX information and perform services in a manner consistent with these obligations; and (c) Receiving Party agrees not to, directly or indirectly, engage in or assist others to engage in, any activity or conduct which violates the provisions of this Non-Disclosure Agreement.

1. General Obligations. All confidential or proprietary information and documentation ("Confidential Information" (including the terms of this Agreement, the AMEX data, AMEX software, ASF data, ASF software, processes, modeling, pricing, etc.) relating to AMEX or ASF shall be held in confidence by Receiving Party to the same extent and in at least the same manner as AMEX and ASF protects its own confidential or proprietary information and as recommended as a result of any facility audits or reviews. Receiving Party shall not disclose, publish, release, transfer or otherwise make available Confidential Information in any form to, or for the use or benefit of, any person or entity without AMEX's or ASF's consent. Receiving Party shall, however, be permitted to disclose relevant aspects of Confidential Information to its officers, agents, subcontractors and employees and to the officers, agents, subcontractors and employees of its corporate affiliates or subsidiaries to the extent that such disclosure is reasonably necessary for the performance of its duties and obligations under this Agreement; provided, that Receiving Party shall take all reasonable measures to ensure that Confidential Information is not disclosed or duplicated in contravention of the provisions of this Agreement by such officers, agents, subcontractors and employees. The obligations in this Section 1 shall not restrict any disclosure by Receiving Party pursuant to any applicable law, or by order of any court or government agency (provided that Receiving Party shall give prompt notice to AMEX and ASF of such order) and shall not apply with respect to information which (a) is developed by Receiving Party without violating AMEX's or ASF's proprietary rights, (b) is or becomes publicly known (other than through unauthorized disclosure), (c) is disclosed by AMEX or ASF to a third-party free of any obligation of confidentiality, is already known by Receiving Party without an obligation of confidentiality other than pursuant to this Agreement or any confidentiality agreements entered into before the Effective Date between AMEX and ASF, or (d) is rightfully received by Receiving Party free of any obligation of confidentiality.

2. Unauthorized Acts. Receiving Party shall: (a) notify AMEX and ASF promptly at the respective addresses below of any material unauthorized possession, use or knowledge, or attempt thereof, of the Confidential Information by any person or entity which may become known to Receiving Party, (b) promptly furnish to AMEX and ASF full details of the unauthorized possession, use or knowledge, or attempt thereof, and use reasonable efforts to investigate and prevent the recurrence of any unauthorized possession, use or knowledge, or attempt thereof, of Confidential Information, (c) use reasonable efforts to cooperate with AMEX and ASF in any litigation and investigation against third parties deemed necessary by AMEX or ASF to protect its proprietary rights and
(d) promptly use all reasonable efforts to prevent a recurrence of any such unauthorized possession, use or knowledge of Confidential Information.

Receiving Party agrees that if Receiving Party threatens to or actually breaches or fails to observe any of the obligations set forth in this Non-Disclosure Agreement, AMEX and ASF shall be subject to irreparable harm which shall not be adequately satisfied by damages. Receiving Party therefore agrees that ASF and/or AMEX shall be entitled to an injunction and/or any other remedies permitted, to ensure and enforce Receiving Party's compliance with these obligations; provided, however, that no specification herein of any particularly legal or equitable remedy shall be construed as a waiver, prohibition or limitation of any legal or equitable remedies.

By:
   ----------------------------------------
   (Receiving Party's Name)

Name:
     --------------------------------------
            (Type, Stamp or Print)

Title:
      -------------------------------------

Date:
     --------------------------------------

Witness:
        -----------------------------------

                                    EXHIBIT K

                                    INSURANCE

TYPES AND AMOUNTS REQUIRED OF ASF:

1. workers' compensation, as prescribed by the law of any state in which the Services are to be performed;

2. employer's liability insurance with limits of at least $1,000,000 per occurrence, covering bodily injury by acciden t or disease, includin g death;

3. employment practices liability insurance with limits of $5,000,000 per insured event, with a $5,000,000 aggregate and a deductible amount of $250,000. Employment practices liability insurance must cover, at a minimum, claims of discrimination, sexual harassment or wrongful termination, and must also cover, at a minimum, related allegations of defamation, negligent infliction of emotional distress, and invasion of privacy;

4. commercial general liability insurance, including contractual liability, products liability and complete operations coverage and, if the use of motor vehicles is required, comprehensive motor vehicle liability insurance, each with limits of at least $1,000,000 for bodily injury, including death to any one person, and $1,000,000 on account of any one occurrence and $1,000,000 for each occurrence of property damage;

5. errors and omissions liability insurance and other professional liability insurance covering the acts, errors and omissions of ASF in an amount combined with employment practices liability insurance of not less than $25,000,000 per claim and a three year aggregate of $50,000,000;

6.       fire and casualty insurance including business interruption; and

7. excess liability insurance in excess of the insurance required in 2. and 4. above in amounts of no less than $50,000,000 for each accident or occurrence and $50,000,000 annual aggregate.

TYPES AND AMOUNTS REQUIRED OF CUSTOMERS OF ASF:

1.       general liability insurance of $1,000,000;

2.       comprehensive automobile liability insurance of $1,000,000; and

3. exceptions to, or required coverages in addition to, 1. and 2. above may be made according to ASF's usual business practice and/or judgement.